Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of Westbury Bancorp, Inc. of our report dated December 2, 2016, relating to our audit of the consolidated financial statements, which appears in the Annual Report on Form 10-K of Westbury Bancorp, Inc. for the year ended September 30, 2016.

/s/ RSM US LLP

Milwaukee, Wisconsin
March 22, 2017